Exhibit 99.1

The Hanover Reports Third Quarter Net Income and

Operating Income of $0.94 and $0.85 per Diluted Share, Respectively;

Combined Ratio of 102.3%; Combined Ratio, Excluding Catastrophes, of 89.4%

WORCESTER, Mass., October 27, 2021 - The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income of $34.0 million, or $0.94 per diluted share, in the third quarter of 2021, compared to $118.9 million, or $3.13 per diluted share, in the prior-year quarter. Operating income (1) was $30.8 million, or $0.85 per diluted share, for the third quarter of 2021. This compared to operating income of $93.5 million, or $2.46 per diluted share, in the prior-year quarter.

Third Quarter Highlights

•	Net premiums written increase of 8.4%*, reflecting strong growth in all segments
•	Combined ratio of 102.3%; combined ratio, excluding catastrophes(2) of 89.4%
•	Catastrophe losses of $153.5 million, or 12.9% of net premiums earned, including the impact of Hurricane Ida of $75.0 million
•	Rate increases(3) of 6.9% in Core Commercial lines(4) and 2.1% in Personal Lines
•

Current accident year loss and loss adjustment expense (“LAE”) ratio, excluding catastrophes(5), of 60.1%, an increase from the third quarter of 2020, driven by auto losses, primarily in Personal Lines

•	Net investment income of $78.8 million, up 16.6% from the prior-year quarter, primarily from higher partnership income
•

Book value per share of $87.04, down 1.3% from June 30, 2021, primarily driven by a decrease in net unrealized gains on fixed maturity investments, net of tax, and ordinary dividends, partially offset by net income

•	Expense ratio(6) of 31.1% improved 0.7 points from the prior-year quarter

(1)	See information about this and other non-GAAP measures and definitions used throughout this press release on the final pages of this document.

The Hanover Insurance Group, Inc. may also be referred to as “The Hanover” or “the Company” interchangeably throughout this press release.

*Unless otherwise stated, net premiums written growth and other growth comparisons are to the same period of the prior year.

“We are very pleased with our strong, sustained growth in the quarter, as well as our solid bottom line performance in the face of considerable catastrophe activity,” said John C. Roche, president and chief executive officer at The Hanover. “We increased net premiums written by 8.4%, powered by the successful execution of our agency- and customer-focused strategy, with important contributions from each segment. Our growth reflects continued strong rate in Commercial Lines and a more measured pricing strategy, intended to build long-term value in Personal Lines.

“Our high-quality, diversified business performed well once again, in spite of the challenges presented in the quarter, including the severe weather and inflationary pressures that impacted the industry largely in personal lines. Although some lines experienced more pressure than others, we delivered an underlying loss result in line with our third quarter targets, due largely to the diversification we have managed in our book and the broad-based profitability we are achieving across our business. Our losses from Hurricane Ida were in line or better relative to the industry due to our continued focus on exposure management and data and analytics. As we look ahead, we remain committed to managing our business for sustainable long-term, profitable performance.”

“We delivered an ex-CAT combined ratio of 89.4% in the quarter,” said Jeffrey M. Farber, executive vice president and chief financial officer. “Our underlying loss performance was in line with our expectations. Remaining favorable personal auto loss frequency was offset by the increase in auto severity, while lower loss experience in specialty(7) property coverages offset elevated property large loss activity in commercial multiple peril. The effectiveness and balanced approach of our prior actions in Personal Lines demonstrate our ability to react quickly and thoughtfully to environmental changes. We are pleased with the improvement in our expense ratio, which decreased 0.7 points from the prior-year quarter and we are confident we will hit our full-year expense target. As always, we remain committed to being strong stewards of our capital and driving value for our shareholders.”

	Three months ended		Nine months ended
	September 30		September 30
($ in millions, except per share data)	2021	2020	2021	2020
Net premiums written	$1,375.2	$1,268.5	$3,778.5	$3,486.4
Net income	34.0	118.9	255.2	194.1
per diluted share	0.94	3.13	6.98	5.05
Operating income	30.8	93.5	196.2	243.0
per diluted share	0.85	2.46	5.37	6.33
Net investment income	78.8	67.6	231.2	194.9
Book value per share	$87.04	$84.32	$87.04	$84.32
Ending shares outstanding (in millions)	35.6	37.4	35.6	37.4
Combined ratio	102.3%	94.2%	98.5%	95.2%
Prior-year development ratio	(1.8)%	(0.2)%	(1.2)%	(0.3)%
Catastrophe ratio	12.9%	5.8%	10.3%	7.5%
Combined ratio, excluding catastrophes	89.4%	88.4%	88.2%	87.7%
Current accident year combined ratio, excluding catastrophes(2)	91.2%	88.6%	89.4%	88.0%

Third Quarter Operating Highlights

Commercial Lines

Commercial Lines operating income before taxes was $42.4 million in the third quarter of 2021, compared to $62.3 million in the third quarter of 2020. The Commercial Lines combined ratio was 101.2%, compared to 96.9% in the prior-year quarter. Catastrophe losses in the third quarter of 2021 were $74.8 million, or 10.7 points of the combined ratio. This compared to catastrophe losses of $33.6 million, or 5.1 points of the combined ratio, in the prior-year quarter, which was net of $8.9 million of favorable prior-year development.

Third quarter 2021 results included $11.4 million, or 1.6 points, of net favorable prior-year reserve development, excluding catastrophes, driven primarily by other commercial lines, which primarily represent The Hanover’s specialty(7) business. This compared to net favorable prior-year reserve development, excluding catastrophes, of $3.9 million, or 0.6 points, in the third quarter of 2020.

Commercial Lines current accident year combined ratio, excluding catastrophes, decreased 0.3 points to 92.1% in the third quarter of 2021, from 92.4% in the prior-year quarter. The current accident year loss and LAE ratio, excluding catastrophes, increased by 0.4 points to 58.3%, primarily reflecting an increase in property large loss activity in commercial multiple peril, partially offset by a decrease in property large loss activity in other commercial lines, as well as favorability in workers’ compensation from premium adjustments pertaining to prior period policies.

The expense ratio decreased by 0.7 points to 33.8% in the third quarter of 2021, primarily due to the leverage benefit from earned premium growth.

Net premiums written were $826.8 million in the quarter, up 8.7% from the prior-year quarter. The Core Commercial average base rate increased 6.9% in the third quarter, while pricing(3) increases averaged 9.4%.

The following table summarizes premiums and the components of the combined ratio for Commercial Lines:

	Three months ended		Nine months ended
	September 30		September 30
($ in millions)	2021	2020	2021	2020
Net premiums written	$826.8	$760.5	$2,271.0	$2,083.0
Net premiums earned	698.6	665.1	2,094.9	1,999.6
Operating income before taxes	42.4	62.3	149.0	172.2
Loss and LAE ratio	67.4%	62.4%	66.3%	62.9%
Expense ratio	33.8%	34.5%	33.7%	34.3%
Combined ratio	101.2%	96.9%	100.0%	97.2%
Prior-year development ratio	(1.6)%	(0.6)%	(1.1)%	(0.6)%
Catastrophe ratio	10.7%	5.1%	10.1%	6.1%
Combined ratio, excluding catastrophes	90.5%	91.8%	89.9%	91.1%
Current accident year combined ratio, excluding catastrophes	92.1%	92.4%	91.0%	91.7%

Personal Lines

Personal Lines operating income before taxes was $3.6 million in the third quarter of 2021, compared to $64.2 million in the third quarter of 2020. The Personal Lines combined ratio was 103.8%, compared to 90.4% in the prior-year quarter. Catastrophe losses in the third quarter of 2021 were $78.7 million, or 16.1 points of the combined ratio, driven primarily by Hurricane Ida. This compared to catastrophe losses of $32.3 million, or 6.9 points of the combined ratio, in the prior-year quarter.

Third quarter 2021 results included $9.9 million, or 2.0 points, of net favorable prior-year reserve development, excluding catastrophes, primarily in the personal auto line. The auto development included favorable adjustments related to the Michigan personal injury protection reform, and related loss control and other measures, which came into effect on July 1. This compared to $1.0 million, or 0.2 points, of net unfavorable prior-year development in the third quarter of 2020.

Personal Lines current accident year combined ratio, excluding catastrophe losses, increased by 6.4 points to 89.7% in the third quarter of 2021, from 83.3% in the prior-year quarter. The current accident year loss and LAE ratio, excluding catastrophes, was 62.4% in the third quarter of 2021, up from 55.4% in the third quarter 2020, which primarily reflected unusually low frequency of auto losses in the midst of the COVID-19 pandemic. Additionally, the auto loss ratio in the third quarter of 2021 reflected an increase in property severity associated with supply chain issues and limited availability of new vehicles due to a computer chip shortage, higher used vehicle prices and higher cost of parts.

The expense ratio decreased by 0.6 points to 27.3% in the third quarter of 2021, primarily reflective of lower variable compensation due to lower-than-expected performance.

Net premiums written were $548.4 million in the quarter, up 8.0% from the prior-year quarter. The growth was driven by an increase in new business and retention. Personal Lines average rate increases in the third quarter of 2021 were 2.1% (the rate definition does not include premium increases from exposure growth and/or inflation).

The following table summarizes premiums and components of the combined ratio for Personal Lines:

	Three months ended		Nine months ended
	September 30		September 30
($ in millions)	2021	2020	2021	2020
Net premiums written	$548.4	$508.0	$1,507.5	$1,403.4
Net premiums earned	487.4	470.3	1,432.7	1,373.8
Operating income before taxes	3.6	64.2	117.6	161.7
Loss and LAE ratio	76.5%	62.5%	68.4%	64.6%
Expense ratio	27.3%	27.9%	27.8%	27.4%
Combined ratio	103.8%	90.4%	96.2%	92.0%
Prior-year development ratio	(2.0)%	0.2%	(1.4)%	(0.1)%
Catastrophe ratio	16.1%	6.9%	10.6%	9.4%
Combined ratio, excluding catastrophes	87.7%	83.5%	85.6%	82.6%
Current accident year combined ratio, excluding catastrophes	89.7%	83.3%	87.0%	82.7%

Investments

Net investment income was $78.8 million for the third quarter of 2021, compared to $67.6 million in the prior-year quarter. The increase was driven primarily by unusually high income from limited partnerships. Net investment income growth from partnerships was partially offset by lower new money yields. The average pre-tax earned yield on fixed maturities was 2.96% and 3.26% for the quarters ended September 30, 2021, and 2020, respectively. Total pre-tax earned yield on the investment portfolio for the quarter ended September 30, 2021, was 3.72%, up from 3.37% in the prior-year quarter.

Net realized and unrealized investment gains recognized in net income were $4.0 million, pre-tax, in the third quarter of 2021, primarily due to gains on sales of fixed maturities. This compared to net realized and unrealized investment gains of $37.7 million, pre-tax, in the third quarter of 2020.

The company held $9.3 billion in cash and invested assets on September 30, 2021. Fixed maturities and cash represented approximately 85% of the investment portfolio. Approximately 96% of the company’s fixed maturity portfolio is rated investment grade. Net unrealized gains on the fixed maturity portfolio as of September 30, 2021, were $298.8 million before taxes, a decrease in fair value of $210.0 million since December 31, 2020, primarily due to higher interest rates, partially offset by tighter spreads.

Shareholders’ Equity and Capital Actions

On September 30, 2021, book value per share was $87.04, down 1.3% from June 30, 2021, primarily driven by a decrease in net unrealized gains on fixed maturity investments, net of tax and by ordinary dividends, partially offset by net income.

During the quarter, the company repurchased approximately 175,000 shares of common stock in the open market for $24.0 million. Additionally, through October 27, the company repurchased approximately 75,000 shares for $10.0 million. The company has approximately $371.0 million of remaining capacity under its existing share repurchase program.

Earnings Conference Call

The company will host a conference call to discuss its third quarter results on Thursday, October 28, at 10:00 a.m. E.T.  A PowerPoint slide presentation will accompany the prepared remarks and has been posted on The Hanover’s website.  Interested investors and others can listen to the call and access the presentation through The Hanover's website, located at www.hanover.com, in the “Investors” section. Investors may access the conference call by dialing 1-844-413-3975 in the U.S. and 1-412-317-5458 internationally. Web-cast participants should go to the website 15 minutes early to register, download and install any necessary audio software.  A re-broadcast of the conference call will be available on The Hanover’s website approximately two hours after the call.

About The Hanover

The Hanover Insurance Group, Inc. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. The company provides exceptional insurance solutions through a select group of independent agents and brokers. Together with its agent partners, the company offers standard and specialized insurance protection for small and mid-sized businesses, as well as for homes, automobiles, and other personal items. For more information, please visit hanover.com.

Contact Information

Investors:	Media:
Oksana Lukasheva	Michael F. Buckley	Abby M. Clark
Email: olukasheva@hanover.com	Email: mibuckley@hanover.com	Email: abclark@hanover.com

1-508-525-6081	1-508-855-3099	1-508-855-3549

Definition of Reported Segments

Continuing operations include three operating segments: Commercial Lines, Personal Lines and Other. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages such as management and professional liability, marine, Hanover Programs, specialty industrial and commercial property, monoline general liability, surety and other commercial lines. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The “Other” segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, the operations of the holding company, as well as a block of run-off voluntary property and casualty pools business in which the company has not actively participated since 1995.

Financial Supplement

The Hanover's third quarter earnings news release and financial supplement are available in the “Investors” section of the company’s website at hanover.com.

Condensed Financial Statements and Reconciliations

The Hanover Insurance Group, Inc.
Condensed Consolidated Income Statements	Three months ended		Nine months ended
	September 30		September 30
($ in millions)	2021	2020	2021	2020
Revenues
Premiums earned	$1,186.0	$1,135.4	$3,527.6	$3,373.4
Net investment income	78.8	67.6	231.2	194.9
Net realized and unrealized investment gains (losses):
Net realized gains from sales and other	3.6	8.2	6.8	12.1
Net change in fair value of equity securities	0.3	30.3	65.9	(44.4)
Impairment recoveries (losses) on investments	0.1	(0.8)	(0.1)	(27.9)
Total net realized and unrealized investment gains (losses)	4.0	37.7	72.6	(60.2)
Fees and other income	7.6	9.1	21.7	22.2
Total revenues	1,276.4	1,249.8	3,853.1	3,530.3
Losses and expenses
Losses and loss adjustment expenses	844.0	709.7	2,370.4	2,149.9
Amortization of deferred acquisition costs	244.0	237.7	728.5	711.9
Interest expense	8.5	9.8	25.5	28.6
Loss from repayment of debt	-	6.1	-	6.2
Other operating expenses	137.4	137.9	412.2	395.9
Total losses and expenses	1,233.9	1,101.2	3,536.6	3,292.5
Income from continuing operations before income taxes	42.5	148.6	316.5	237.8
Income tax expense	7.7	29.1	59.3	41.7
Income from continuing operations	34.8	119.5	257.2	196.1
Discontinued operations (net of taxes):
Loss from discontinued life businesses	(0.8)	(0.6)	(2.0)	(2.0)
Net income	$34.0	$118.9	$255.2	$194.1

The Hanover Insurance Group, Inc.
Condensed Consolidated Balance Sheets
	September 30	December 31
($ in millions)	2021	2020
Assets
Total investments	$9,103.0	$8,846.1
Cash and cash equivalents	171.2	120.6
Premiums and accounts receivable, net	1,503.0	1,339.3
Reinsurance recoverable on paid and unpaid losses and unearned premiums	2,002.8	1,874.3
Other assets	1,217.9	1,153.2
Assets of discontinued businesses	107.4	110.2
Total assets	$14,105.3	$13,443.7
Liabilities
Loss and loss adjustment expense reserves	$6,540.1	$6,024.0
Unearned premiums	2,742.0	2,482.7
Debt	781.4	780.8
Other liabilities	817.5	833.2
Liabilities of discontinued businesses	122.0	120.8
Total liabilities	11,003.0	10,241.5
Total shareholders’ equity	3,102.3	3,202.2
Total liabilities and shareholders’ equity	$14,105.3	$13,443.7

The following is a reconciliation from operating income to net income(8):

The Hanover Insurance Group, Inc.
	Three months ended September 30				Nine months ended September 30
	2021		2020		2021		2020
($ In millions, except per share data)	$ Amount	Per Share (Diluted)	$ Amount	Per Share (Diluted)	$ Amount	Per Share (Diluted)	$ Amount	Per Share (Diluted)
Operating income
Commercial Lines	$42.4		$62.3		$149.0		$172.2
Personal Lines	3.6		64.2		117.6		161.7
Other	1.0		1.9		2.8		0.5
Total	47.0		128.4		269.4		334.4
Interest expense	(8.5)		(9.8)		(25.5)		(28.6)
Operating income before income taxes	38.5	$1.06	118.6	$3.12	243.9	$6.68	305.8	$7.96
Income tax expense on operating income	(7.7)	(0.21)	(25.1)	(0.66)	(47.7)	(1.31)	(62.8)	(1.63)
Operating income after income taxes	30.8	0.85	93.5	2.46	196.2	5.37	243.0	6.33
Non-operating items:
Net realized gains from sales and other	3.6	0.10	8.2	0.21	6.8	0.19	12.1	0.31
Net change in fair value of equity securities	0.3	0.01	30.3	0.80	65.9	1.80	(44.4)	(1.15)
Impairment recoveries (losses) on investments	0.1	-	(0.8)	(0.02)	(0.1)	-	(27.9)	(0.73)
Loss from repayment of borrowings	-	-	(6.1)	(0.16)	-	-	(6.2)	(0.16)
Other non-operating items	-	-	(1.6)	(0.04)	-	-	(1.6)	(0.04)
Income tax benefit (expense) on non-operating items	-	-	(4.0)	(0.11)	(11.6)	(0.32)	21.1	0.55
Income from continuing operations, net of taxes	34.8	0.96	119.5	3.14	257.2	7.04	196.1	5.11
Discontinued operations (net of taxes):
Loss from discontinued life businesses	(0.8)	(0.02)	(0.6)	(0.01)	(2.0)	(0.06)	(2.0)	(0.06)
Net income	$34.0	$0.94	$118.9	$3.13	$255.2	$6.98	$194.1	$5.05
Dilutive weighted average shares outstanding		36.3		38.0		36.6		38.4

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-Looking Statements

Certain statements in this document and comments made by management may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as, but not limited to, “believes,” “anticipates,” “expects,” “may,” “projects,” “projections,” “plan,” “likely,” “potential,” “targeted,” “forecasts,” “should,” “could,” “continue,” “outlook,” “guidance,” “modeling,” “moving forward” and other similar expressions are intended to identify forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. The company cautions investors that any such forward-looking statements are estimates, beliefs, expectations and/or projections that involve significant judgment, and that historical results, trends and forward-looking statements are not guarantees and are not necessarily indicative of future performance. Actual results could differ materially from those anticipated.

These statements include, but are not limited to, the company’s statements regarding:

•

The company’s outlook and its ability to achieve components or the sum of the respective period guidance on its future results of operations including: the combined ratio, excluding or including both prior-year reserve development and/or catastrophe losses; catastrophe losses; net investment income; growth of net premiums written and/or net premiums earned in total or by line of business; expense ratio; operating return on equity; and/or the effective tax rate;

•

The impact of the global pandemic (“Pandemic”) and related economic conditions on the company’s operating and financial results, including, but not limited to, the impact on the company’s investment portfolio, declining claims frequency as a result of reduced economic activity, severity from higher cost of repairs due to, among other things, supply chain disruptions, declines in premium as a result of, among other things, credits or returns to the company’s customers, lower submissions, changes in renewals and policy endorsements, public health guidance, and the impact of government orders and restrictions in the states and jurisdictions in which the company operates;

•

Uses of capital for share repurchases, special or ordinary cash dividends, business investments or growth, or otherwise, and outstanding shares in future periods as a result of various share repurchase mechanisms, capital management framework, especially in the current environment, and overall comfort with liquidity and capital levels;

•

Variability of catastrophe losses due to risk concentrations, changes in weather patterns including climate change, wildfires, severe storms, hurricanes, terrorism, civil unrest, riots or other events, as well as the complexity in estimating losses from large catastrophe events due to delayed reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses;

•

Current accident year losses and loss selections (“picks”), excluding catastrophes, and prior accident year loss reserve development patterns, particularly in complex “longer-tail” liability lines, as well as the inherent variability in short-tail property and non-catastrophe weather losses;

•	Changes in frequency and loss severity trends;
•	Ability to manage the impact of inflationary pressures, including, but not limited to, supply chain disruptions, labor shortages, and increases in cost of goods, services, and materials;

•

The confidence or concern that the current level of reserves is adequate and/or sufficient for future claim payments, whether due to losses that have been incurred but not reported, circumstances that delay the reporting of losses, business complexity, adverse judgments or developments with respect to case reserves, the difficulties and uncertainties inherent in projecting future losses from historical data, changes in replacement and medical costs, as well as complexities related to the Pandemic, including legislative, regulatory or judicial actions that expand the intended scope of coverages, or other factors;

•	Characterization of some business as being “more profitable” in light of inherent uncertainty of ultimate losses incurred, especially for “longer-tail” liability businesses;
•	Efforts to manage expenses, including the company’s long-term expense savings targets, while allocating capital to business investment, which is at management’s discretion;
•

Mix improvement, underwriting initiatives, coverage restrictions and pricing segmentation actions, among others, to grow businesses believed to be more profitable or reduce premiums attributable to products or lines of business believed to be less profitable; balance rate actions and retention; offset long-term and/or short-term loss trends due to increased frequency; increased “social inflation” from a more litigious environment and higher average cost of resolution, increased property replacement costs, and/or social movements;

•

The ability to generate growth in targeted segments through new agency appointments; rate increases (as a result of its market position, agency relationships or otherwise), retention improvements or new business; expansion into new geographies; new product introductions; or otherwise; and

•

Investment returns and the effect of macro-economic interest rate trends and overall security yields, including the macro-economic impact of the Pandemic and corresponding governmental and/or central banking initiatives taken in response threreto, and geopolitical circumstances on new money yields and overall investment returns.

Additional Risks and Uncertainties

Investors are further cautioned and should consider the risks and uncertainties in the company’s business that may affect such estimates and future performance that are discussed in the company’s most recently filed reports on Form 10-K and Form 10-Q and other documents filed by The Hanover Insurance Group, Inc. with the Securities and Exchange Commission (“SEC”) and that are also available at www.hanover.com under “Investors.” These risks and uncertainties include, but are not limited to:

•

The severity, duration and long-term impact related to the Pandemic, including, but not limited to, actual and possible government responses, legislative, regulatory and judicial actions, changes in frequency and severity of claims in both Commercial and Personal Lines, impacts to distributors (including agent partners), and the possibility of additional premium adjustments, including credits and returns, for the benefit of insureds;

•

Changes in regulatory, legislative, economic, market and political conditions, particularly in response to COVID-19 and the Pandemic (such as legislative or regulatory actions that would retroactively require insurers to cover business interruption or other types of claims irrespective of terms, exclusions or other conditions included in the contractual terms of the policies that would otherwise preclude coverage, mandatory returns and other rate-related actions, as well as presumption legislation in regards to workers’ compensation);

•

Heightened investment market volatility, fluctuations in interest rates (which have a significant impact on the market value of the investment portfolio and thus book value), U.S. Federal Reserve actions, inflationary pressures, default rates, prolonged global market conditions and other factors that affect investment returns from the investment portfolio;

•	Adverse claims experience, including those driven by large or increased frequency of catastrophe events (including those related to terrorism, riots and civil unrest), and severe weather;
•

The uncertainty in estimating weather-related losses or the long-term impacts of the Pandemic, and the limitations and assumptions used to model other property and casualty losses (particularly with respect to products with longer-tail liability lines, such as casualty and bodily injury claims, or involving emerging issues related to losses incurred as the result of new lines of business, such as cyber or financial institutions coverage, or reinsurance contracts and reinsurance recoverables), leading to potential adverse development of loss and loss adjustment expense reserves;

•

Litigation and the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope and/or award “bad faith” or other non-contractual damages, and the impact of “social inflation” affecting judicial awards and settlements;

•

The ability to increase or maintain insurance rates in line with anticipated loss costs and/or governmental action, including mandates by state departments of insurance to either raise or lower rates or provide credits or return premium to insureds;

•

Investment impairments, which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value, as well as credit and interest rate risk and general financial and economic conditions;

•	Disruption of the independent agency channel, including the impact of competition and consolidation in the industry and among agents and brokers;
•	Competition, particularly from competitors who have resource and capability advantages;
•

The global macroeconomic environment, including actions taken in response to the Pandemic, inflation, global trade wars, energy market disruptions, equity price risk, and interest rate fluctuations, which, among other things, could result in reductions in market values of fixed maturities and other investments;

•

Adverse state and federal regulation, legislative and/or regulatory actions (including recent significant revisions to Michigan’s automobile personal injury protection system and related litigation, and various regulations, orders and proposed legislation related to business interruption and workers’ compensation coverages, premium grace periods and returns, and rate actions);

•	Financial ratings actions, in particular, downgrades to the company’s ratings;
•

Operational and technology risks and evolving technological and product innovation, including risks created by remote work environments, and the risk of cyber-security attacks on or breaches of the company’s systems and/or impacting our outsourcing relationships and third-party operations, or resulting in claim payments (including from products not intended to provide cyber coverage);

•	Uncertainties in estimating indemnification liabilities recorded in conjunction with obligations undertaken in connection with the sale of various businesses and discontinued operations; and
•

The ability to collect from reinsurers, reinsurance pricing, reinsurance terms and conditions, and the performance of the run-off voluntary property and casualty pools business (including those in the Other segment or in Discontinued operations).

Investors should not place undue reliance on forward-looking statements, which speak only as of the date they are made, and should understand the risks and uncertainties inherent in or particular to the company’s business. The company does not undertake the responsibility to update or revise such forward-looking statements.

Non-GAAP Financial Measures

As discussed on page 38 of the company’s Annual Report on Form 10-K for the year ended December 31, 2020, the company uses non-GAAP financial measures as important measures of its operating performance, including operating income, operating income before interest expense and income taxes, operating income per share, and components of the combined ratio, both excluding and/or including, catastrophe losses, prior-year reserve development and the expense ratio. Management believes these non-GAAP financial measures are important indications of the company’s operating performance. The definition of other non-GAAP financial measures and terms can be found in the 2020 Annual Report on pages 67-70.

Operating income and operating income per share are non-GAAP measures. They are defined as net income excluding the after-tax impact of net realized and unrealized investment gains (losses), gains and/or losses on the repayment of debt, other non-operating items, and results from discontinued operations. Net realized and unrealized investment gains (losses), which include changes in the fair value of equity securities still held, are excluded for purposes of presenting operating income, as they are, to a certain extent, determined by interest rates, financial markets and the timing of sales. Operating income also excludes net gains and losses from disposals of businesses, gains and losses related to the repayment of debt, costs to acquire businesses, restructuring costs, the cumulative effect of accounting changes and certain other items. Operating income is the sum of the segment income from: Commercial Lines, Personal Lines, and Other, after interest expense and income taxes. In reference to one of the company’s three segments, “operating income” is the segment income before both interest expense and income taxes. The company also uses “operating income per share” (which is after both interest expense and income taxes). It is calculated by dividing operating income by the weighted average number of diluted shares of common stock. The company believes that metrics of operating income and operating income in relation to its three segments provide investors with a valuable measure of the performance of the company’s continuing businesses because they highlight the portion of net income attributable to the core operations of the business. Income from continuing operations is the most directly comparable GAAP measure for operating income (and operating income before income taxes) and measures of operating income that exclude the effects of catastrophe losses and/or reserve development should not be misconstrued as substitutes for income from continuing operations or net income determined in accordance with GAAP. A reconciliation of operating income (loss) to income from continuing operations and net income for the relevant periods is included on page 9 of this news release and in the Financial Supplement.

The company may also provide measures of operating income and combined ratios that exclude the impact of catastrophe losses (which in all respects include prior accident year catastrophe loss development). A catastrophe is a severe loss, resulting from natural or manmade events, including, but is not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, severe winter weather, freeze events, fire, explosions, civil unrest and terrorism. Due to the unique characteristics of each catastrophe loss, there is an inherent inability to reasonably estimate the timing or loss amount in advance. The company believes a separate discussion excluding the effects of catastrophe losses is meaningful to understand the underlying trends and variability of earnings, loss and combined ratio results, among others.

Prior accident year reserve development, which can either be favorable or unfavorable, represents changes in the company’s estimate of costs related to claims from prior years. Calendar year loss and loss adjustment expense (“LAE”) ratios determined in accordance with GAAP, excluding prior accident year reserve development, are sometimes referred to as “accident year loss ratios.” The company believes a discussion of loss and combined ratios, excluding prior accident year reserve development, is helpful since it provides insight into both estimates of current accident year results and the accuracy of prior-year estimates.

The loss and combined ratios in accordance with GAAP are the most directly comparable GAAP measures for the loss and combined ratios calculated excluding the effects of catastrophe losses and/or reserve development. The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses and/or reserve development should not be misconstrued as substitutes for the loss and/or combined ratios determined in accordance with GAAP.

Endnotes

(1)

Operating income and operating income per diluted share are non-GAAP measures. Operating income (loss) before income taxes, as referenced in the results of the business segments, is defined as, with respect to such segment, operating income (loss) before interest expense and income taxes. These measures are used throughout this document. The reconciliation of operating income and operating income per diluted share to the closest GAAP measures, income from continuing operations and income from continuing operations per diluted share, respectively, is provided on the preceding pages of this news release. See the disclosure on the use of this and other non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

(2)

Combined ratio, excluding catastrophes, and current accident year combined ratio, excluding catastrophes, are non-GAAP measures. These measures are used throughout this document. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. A reconciliation of the GAAP combined ratio to the combined ratio, excluding catastrophes, and to the current accident year combined ratio, excluding catastrophes, is shown on the following page.

Three months ended
September 30, 2021
	Commercial Lines	Personal Lines	Total
Total combined ratio (GAAP)	101.2%	103.8%	102.3%
Less: Catastrophe ratio	10.7%	16.1%	12.9%
Combined ratio, excluding catastrophe losses (non-GAAP)	90.5%	87.7%	89.4%
Less: Prior-year reserve development ratio	(1.6)%	(2.0)%	(1.8)%
Current accident year combined ratio, excluding catastrophe losses (non-GAAP)	92.1%	89.7%	91.2%

September 30, 2020
Total combined ratio (GAAP)	96.9%	90.4%	94.2%
Less: Catastrophe ratio	5.1%	6.9%	5.8%
Combined ratio, excluding catastrophe losses (non-GAAP)	91.8%	83.5%	88.4%
Less: Prior-year reserve development ratio	(0.6)%	0.2%	(0.2)%
Current accident year combined ratio, excluding catastrophe losses (non-GAAP)	92.4%	83.3%	88.6%

Nine months ended
September 30, 2021
Total combined ratio (GAAP)	100.0%	96.2%	98.5%
Less: Catastrophe ratio	10.1%	10.6%	10.3%
Combined ratio, excluding catastrophe losses (non-GAAP)	89.9%	85.6%	88.2%
Less: Prior-year reserve development ratio	(1.1)%	(1.4)%	(1.2)%
Current accident year combined ratio, excluding catastrophe losses (non-GAAP)	91.0%	87.0%	89.4%
September 30, 2020
Total combined ratio (GAAP)	97.2%	92.0%	95.2%
Less: Catastrophe ratio	6.1%	9.4%	7.5%
Combined ratio, excluding catastrophe losses (non-GAAP)	91.1%	82.6%	87.7%
Less: Prior-year reserve development ratio	(0.6)%	(0.1)%	(0.3)%
Current accident year combined ratio, excluding catastrophe losses (non-GAAP)	91.7%	82.7%	88.0%

(3)

Price increases in Commercial Lines represent the average change in premium on renewed policies caused by the estimated net effect of base rate changes, discretionary pricing, inflation or changes in policy level exposure or insured risks. Rate increases in Commercial Lines represent the average change in premium on renewed policies caused by the base rate changes, discretionary pricing, and inflation, excluding the impact of changes in policy level exposure or insured risks.  Rate increases in Personal Lines is the estimated cumulative premium effect of approved rate actions applied to policies available for renewal, regardless of whether or not policies are actually renewed. Accordingly, pricing changes do not represent actual increases or decreases realized by the company. Personal Lines rate increases do not include inflation or changes in policy level exposure or insured risks.

(4)

Core Commercial business provides commercial property and casualty coverages to small and mid-sized businesses in the U.S., generally with annual premiums per policy up to $250,000, primarily through the commercial multiple peril, commercial auto and workers’ compensation lines of business, as reported on pages 8 and 9 of the Third Quarter 2021 Financial Supplement.

	Three months ended			Three months ended
	September 30, 2021			September 30, 2020
($ in millions)	Core Commercial	Other Commercial	Total Commercial	Core Commercial	Other Commercial	Total Commercial
Net premiums written	$478.1	$348.7	$826.8	$441.2	$319.3	$760.5
Net premiums earned	$417.6	$281.0	$698.6	$385.9	$279.2	$665.1

	Nine months ended			Nine months ended
	September 30, 2021			September 30, 2020
($ in millions)	Core Commercial	Other Commercial	Total Commercial	Core Commercial	Other Commercial	Total Commercial
Net premiums written	$1,295.2	$975.8	$2,271.0	$1,210.1	$872.9	$2,083.0
Net premiums earned	$1,221.8	$873.1	$2,094.9	$1,163.0	$836.6	$1,999.6

(5)

Current accident year loss and LAE ratio, excluding catastrophe losses, is a non-GAAP measure, which is equal to the loss and LAE ratio (“loss ratio”), excluding prior-year reserve development and catastrophe losses. The loss ratio (which includes losses, LAE, catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. A reconciliation of the GAAP loss ratio to the current accident year loss ratio, excluding catastrophe losses, is shown on the following page.

Three months ended
September 30, 2021
	Commercial Lines	Personal Lines	Total
Total loss and LAE ratio	67.4%	76.5%	71.2%
Less:
Prior-year reserve development ratio	(1.6)%	(2.0)%	(1.8)%
Catastrophe ratio	10.7%	16.1%	12.9%
Current accident year loss and LAE ratio, excluding catastrophes	58.3%	62.4%	60.1%

September 30, 2020
Total loss and LAE ratio	62.4%	62.5%	62.4%
Less:
Prior-year reserve development ratio	(0.6)%	0.2%	(0.2)%
Catastrophe ratio	5.1%	6.9%	5.8%
Current accident year loss and LAE ratio, excluding catastrophes	57.9%	55.4%	56.8%

Nine months ended
September 30, 2021
	Commercial Lines	Personal Lines	Total
Total loss and LAE ratio	66.3%	68.4%	67.2%
Less:
Prior-year reserve development ratio	(1.1)%	(1.4)%	(1.2)%
Catastrophe ratio	10.1%	10.6%	10.3%
Current accident year loss and LAE ratio, excluding catastrophes	57.3%	59.2%	58.1%

September 30, 2020
Total loss and LAE ratio	62.9%	64.6%	63.7%
Less:
Prior-year reserve development ratio	(0.6)%	(0.1)%	(0.3)%
Catastrophe ratio	6.1%	9.4%	7.5%
Current accident year loss and LAE ratio, excluding catastrophes	57.4%	55.3%	56.5%

(6)	Here, and later in this document, the expense ratio is reduced by installment and other fee revenues for purposes of the ratio calculation.

(7)

Specialty lines, a major component of Other Commercial Lines, consist of products such as marine, surety, specialty industrial property, excess and surplus, professional liability, management liability and program business. When discussing net premiums written and other financial measures of our specialty businesses, we may include non-specialty premiums that are written as part of the entire account.

(8)

The separate financial information of each operating segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned operating segments without consideration of interest expense on debt and on a pre-tax basis.